(logo) KPMG Peat Marwick LLP
112 East Pecan, Suite 2400
San Antonio, TX  78205-1585

		       INDEPENDENT AUDITORS' REPORT
		   ON THE UNIFORM SINGLE AUDIT PROGRAM
			   FOR MORTGAGE BANKERS

Board of Directors
Victoria Mortgage Corp.:

We have audited, in accordance with generally accepted auditing standards, the statement of financial condition of Victoria Mortgage Corp. (the "Company") as of December 31, 1994, and the related statements of operations, stockholder's equity, and cash flows for the year then ended, and have issued our report thereon dated March 17, 1995.

Our audit referred to above included tests relating to mortgage loans serviced for others in accordance with the requirements of the UNIFORM SINGLE AUDIT PROGRAM FOR MORTGAGE BANKERS. Our audit disclosed no exceptions or errors in records relating to mortgage loans serviced for others that, in our opinion, paragraph 4 of the Uniform Single Audit Program for Mortgage Bankers requires us to report.

We are independent Certified Public Accountants with respect to the Company, within the meaning of the Code of Professional Conduct of the American Institute of Certified Public Accountants.

This report is intended solely for the use of the Board of Directors and management of the Company and the investors in the mortgage loans serviced for others by the Company and should not be used for any other purpose.

/s/ KPMG Peat Marwick LLP


March 17, 1995

(Logo) Member firm of Klynveld Peat Marwick Goerdeler